Exhibit 99.1

Pro-Pharmaceuticals Enters into Definitive Agreements

for $3.775 Million Financing

Newton, Mass. (February 15, 2008) — Pro-Pharmaceuticals, Inc. (Amex: PRW), today announced it has entered into definitive agreements with new and existing investors to raise gross proceeds of $3.775 million though a registered direct offering. Under terms of the agreements, the Company will sell 7,550,000 shares of its common stock at $0.50 per share. As part of the transaction, the investors also will receive warrants, with a five-year term, to purchase 7,550,000 shares of common stock at an exercise price of $0.70. Investors also will receive warrants, with a term of four months, to purchase a total of 3,020,000 of common stock with an exercise price of $0.67 per share. The warrants will not be exercisable until August 16, 2008.

The transaction is expected to close on February 20, 2008, subject to customary closing conditions. The Company plans to use the proceeds of this transaction for working capital.

Maxim Group, LLC served as the placement agent for the offering.

A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at www.sec.gov, or via written request to Pro-Pharmaceuticals, Inc., 7 Wells Avenue, Newton, MA 02459, Attention: Investor Relations.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock or warrants. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals is engaged in the discovery, development and commercialization of carbohydrate therapeutic compounds for advanced treatment of cancer, liver, microbial and inflammatory diseases. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy and biologic agents. The Company’s technology also is being used to treat liver and kidney fibrosis. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com